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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of _____________, 1996, by and among Summa Industries, a California corporation ("Summa"), Charlevoix The Beautiful, Inc., a newly formed California corporation and wholly-owned subsidiary of Summa ("Subsidiary"), and LexaLite International Corporation, a Delaware corporation ("LexaLite"). Subsidiary and LexaLite are sometimes hereinafter collectively referred to as the "Constituent Corporations."

                                R E C I T A L S

     A. Summa is authorized to issue 10,000,000 shares of Common Stock, $.001 par value ("Summa Common Stock"), of which [1,600,000] shares are issued and outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, $.001 par value, of which no shares have been issued or are outstanding.

     B. Subsidiary is authorized to issue 1,000 shares of Common Stock, $.001 par value ("Subsidiary Common Stock"), of which 1,000 shares have been issued and are outstanding as of the date hereof, all of which are owned, beneficially and of record, by Summa.

     C. LexaLite is authorized to issue 2,000,000 shares of Common Stock, $1.00 par value ("LexaLite Common Stock"), of which 1,447,918 shares have been issued and are outstanding as of the date hereof.

     D. Each of the parties hereto has previously entered into that certain Agreement and Plan of Reorganization (the "Reorganization Agreement"), for the purposes of setting forth all of the terms and conditions upon which Subsidiary would be merged with and into LexaLite (the "Merger") in accordance with the provisions of the California Corporations Code and the Delaware General Corporation Law, and pursuant to the terms and conditions hereinafter set forth.

     E. The Board of Directors of each of Summa, Subsidiary and LexaLite has approved the Merger and the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, and has directed that this Agreement be submitted to its shareholders for their approval.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and in accordance with the applicable provisions of the California Corporations Code, the parties hereto covenant and agree as follows:

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                                 ARTICLE I

                     THE MERGER, THE SURVIVING CORPORATION
                             AND THE EFFECTIVE DATE

          1.1 As soon as practicable following the fulfillment (or waiver, to the extent permitted therein) of the conditions specified in Article IV hereof, Subsidiary shall merge with and into LexaLite (the "Merger"), with LexaLite to be the surviving corporation in the Merger.

          1.2 The Merger shall occur and be effective at the time and on the date that this Agreement, having been duly executed and acknowledged, or a certificate of merger with respect hereto, together with any and all other necessary documents and instruments, is filed with the Secretary of State of California and the Secretary of State of the State of Delaware. The date on which the Merger occurs and becomes effective is hereby defined to be and is hereinafter referred to as the "Effective Date" and the time of such effectiveness is hereby defined to be and is hereinafter referred to as the "Effective Time."

          1.3 Subsidiary, as the surviving corporation in the Merger (hereinafter as such referred to as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware. On the Effective Date, the separate existence and corporate organization of Subsidiary, except insofar as it may be continued by operation of law, shall be terminated and cease.


                                   ARTICLE II

                       ARTICLES OF INCORPORATION, BYLAWS,
                   AND DIRECTORS OF THE SURVIVING CORPORATION

          2.1 The Certificate of Incorporation of LexaLite as in effect immediately before the Effective Time is hereby amended, effective as of the Effective Date, to provide that the total number of all classes of capital stock which the Surviving Corporation shall have authority to issue shall be 1,000 shares of Common Stock, at $.001 par value per share. As so amended, the Certificate of Incorporation of LexaLite shall be the Certificate of Incorporation of the Surviving Corporation until further amended or repealed in accordance with the provisions thereof and of applicable law.

          2.2 The Bylaws of LexaLite as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation, until amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation, or such Bylaws, except that such Bylaws of LexaLite are hereby amended, effective as of the Effective Time, to provide for a Board of Directors consisting of not less than three (3) nor more than five
(5) members, with the initial number of directors to be three (3) and thereafter such number between

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three (3) and five (5) as may be established from time to time by a resolution duly adopted by the Board of Directors of the Surviving Corporation.

          2.3 There shall be three (3) directors of the Surviving Corporation from and after the Effective Date (until changed in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Surviving Corporation), who shall be James R. Swartwout, Josh T. Barnes, and Thomas M. Phillips.


                                  ARTICLE III

                       TREATMENT OF SHARES OF EACH OF THE
                            CONSTITUENT CORPORATIONS

                                 3.1  On the Effective Date:

          (a) Subject in all events to the provisions of Section 3.1(c) below, each share of LexaLite's Common Stock outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive one and one-half (1.5) shares of the Common Stock of Summa;

          (b) Subject in all events to the provisions of Section 3.1(c) below, all options, warrants and other rights to purchase shares of LexaLite's Common Stock outstanding immediately prior to the Merger shall have been canceled as of the Effective Time by agreements with the holders thereof to accept, in the place thereof, options to purchase shares of Summa Common Stock, all as provided in Section 10.7 of the Reorganization Agreement.

          (c) In the event that the average closing price of Summa Common Stock on The Nasdaq National Market during the 5 consecutive trading days ending on and including the third trading day prior to the date on which the meeting of LexaLite's Stockholders has been called for the purpose of voting on the Merger is less than $6.66 per share, LexaLite may notify Summa of Lexalite's intention to terminate this Agreement and the transactions contemplated hereby unless the number of shares of Summa Common Stock issuable to the stockholders of LexaLite as a consequence of the Merger is increased as provided below. Upon receipt of such notification, Summa may elect to (i) terminate this Agreement and the transactions contemplated hereby, or (ii) to increase the number of shares of Summa Common Stock issuable to the stockholders as a group to that number of shares of Summa Common Stock which would have an aggregate value (based upon the average closing price calculated as provided above) equal to $15,000,000.

          (d) Each share of Subsidiary's Common Stock outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of Common Stock, $1.00 par value, of the Surviving Corporation.

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          (e)  Shares of Summa Common Stock shall not be issued as a consequence of the Merger in respect of shares of LexaLite Common Stock owned by LexaLite immediately prior to the Effective Time, if any, and as of the Effective Time any and all such shares of LexaLite Common Stock owned by LexaLite shall be canceled and retired, and all rights in respect thereof shall cease to exist.

          3.2 After the Effective Date, each holder of an outstanding certificate or certificates theretofore representing shares of LexaLite Common Stock shall surrender such certificate or certificates to the Exchange Agent (as defined in Section 1.18 of the Reorganization Agreement) and shall receive in exchange therefor certificates representing the number of whole shares of Summa Common Stock into which the shares of LexaLite Common Stock theretofore represented by the certificate or certificates so surrendered (together with cash in lieu of a fractional share, if any, as provided in Section 3.3 below). After the Effective Time, certificates formerly representing shares of LexaLite Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, payable to holders of record of shares of Summa Common Stock as of any date subsequent to the Effective Date, to evidence the number of shares of Summa Common Stock into which such shares of LexaLite Common Stock have been converted under Section 3.1(a) hereof; provided,
                                                                       ---------
however, that upon surrender and exchange of such outstanding certificates
- -------
theretofore representing shares of LexaLite Common Stock there shall be paid by the Exchange Agent to the record holders of the certificates issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore have become payable with respect to the number of whole shares of Summa Common Stock represented thereby.

          3.3 No fractional shares of Summa Common Stock and no scrip certificates therefor shall be issued to represent any fractional share interests in shares of Summa Common Stock, and such fractional share interest shall not entitle the owners thereof to vote, to receive dividends, or to exercise any other right of shareholders of Summa. In lieu of a fractional share or scrip certificate, each holder of a share of LexaLite Common Stock otherwise entitled to a fractional interest in a share of Summa Common Stock shall be entitled to receive a cash payment (without interest) in an amount equal to the fraction of such share of Summa Common Stock to which such holder otherwise would be entitled multiplied by the average closing price of a share of Summa Common Stock determined as provided in Section 3.1.2(c) hereof.

          3.4 Each stockholder of LexaLite, if any, and each shareholder of Summa, if any, who becomes entitled, pursuant to the provisions of the Delaware General Corporation Law or the California Corporations Code, respectively, to the payment of the "fair value" of his shares of LexaLite Common Stock or Summa Common Stock, as the case may be ("Perfected Dissenting Shares"), shall receive payment therefor from LexaLite or Summa, as the case may be, but only if the Merger is consummated and becomes effective and only after the value thereof shall have been agreed upon or finally determined pursuant to such provisions. Perfected Dissenting Shares, if any, shall be canceled.

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                                 ARTICLE IV

                CONDITIONS, DEFERRAL, TERMINATION AND AMENDMENT

          4.1 The obligations of LexaLite and Subsidiary to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (any and all of which may be waived by LexaLite and Subsidiary in their sole discretion to the extent permitted by law):

          (a) The shareholders of Summa shall have approved the Merger, and the issuance of shares of Summa Common Stock as a consequence thereof, at a meeting thereof duly held in accordance with the California Corporations Code.

          (b) Summa, as the sole shareholder of Subsidiary, shall have approved the Merger in accordance with the California Corporations Code.

          (c) The stockholders of LexaLite shall have approved the Merger at a meeting thereof duly held in accordance with the Delaware General Corporation Law.

          4.2 Consummation of the Merger may be deferred by agreement of the respective Boards of Directors of LexaLite and Subsidiary for a reasonable period of time if it is determined that deferral would be in the best interests of the respective shareholders of the parties.

          4.3 This Agreement may be terminated as provided in the Reorganization Agreement at any time before or after adoption and approval hereof by the stockholders of LexaLite or the shareholders of Subsidiary, or both, but not later than the Effective Date. In the event of such termination, this Agreement shall become wholly void and of no effect, and there shall be no liability on the part of Summa, Subsidiary or LexaLite, or the Board of Directors or shareholders, or stockholders, as the case may be, except as provided in Section 4.4 hereof.

          4.4 If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, each of Summa and Subsidiary, on the one hand, and LexaLite, on the other hand, shall pay all of their or its respective expenses incurred in connection with all the proceedings taken in respect of this Agreement or relating thereto as provided in the Reorganization Agreement.

          4.5 The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such matter as may be agreed upon by them in writing at any time before or after adoption and approval of this Agreement by the stockholders of LexaLite or the shareholders of Summa, or both, but not later than the Effective Date; provided, however,
                                                          -----------------
that no such amendment, modification or supplement not adopted and approved by the stockholders of LexaLite and/or shareholders of Summa shall affect the rights of such stockholders and/or shareholders or change any of the principal terms of this Agreement.

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                                   ARTICLE V

                       TRANSFER OF ASSETS AND LIABILITIES

          5.1 On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the
                                          --------  -------
liabilities of the Constituent Corporations and of their shareholders, directors, and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

          5.2 The parties hereto agree that, from time to time and as when requested by the Surviving Corporation, or by its successors and assigns, to the extent permitted by law, the officers and directors of Subsidiary and of the Surviving Corporation are fully authorized in the name of Subsidiary or otherwise to execute and deliver all such deeds, assignments, confirmations, assurances and other instruments and to take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, confirm in or assure the Surviving Corporation title to and possession of all said property, rights, privileges, powers and franchises and otherwise to carry out the intent and purposes of this Agreement.


                                   ARTICLE VI

                                 MISCELLANEOUS

          For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed, each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

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          This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California, except with respect to matters affecting the corporate governance of LexaLite which expressly are governed by the Delaware General Corporation Law.

          IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Agreement to be executed by the President of each party hereto, and to be attested to by the Secretary of each party hereto, all as of the day and year first above written.

                                       CHARLEVOIX THE BEAUTIFUL, INC.


                                       By:
                                          --------------------------------------
                                          James R. Swartwout, President
Attest:


By: _____________________
                         , Secretary

                                       LEXALITE INTERNATIONAL CORP.


                                       By:
                                          --------------------------------------
                                          Josh T. Barnes,
                                          Chief Executive Officer
Attest:


By: _____________________
                         , Secretary

                                       SUMMA INDUSTRIES


                                       By:
                                          --------------------------------------
                                          James R. Swartwout,
                                          Chief Executive Officer
Attest:


By: ____________________
                        , Secretary

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